FOR IMMEDIATE RELEASE		November 3, 2022
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2022 THIRD-QUARTER RESULTS

•Quarterly results buoyed by strong operational performance, warmer weather than a year ago

•Employees ensure reliable customer service despite damaging monsoon season

•APS among most improved utilities for residential and business customer satisfaction

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2022 third quarter of $326.3 million, or $2.88 per diluted share. This result compares with net income of $339.8 million, or $3.00 per share, for the same period a year ago.

Like the first two quarters of 2022, the company’s lower third-quarter results reflect the unfavorable outcome of the company’s prior rate case, which was implemented on Dec. 1, 2021. As a result of that rate decision, the Company is no longer deferring costs related to the Four Corners selective catalytic reduction (SCR) and Ocotillo modernization projects to a regulatory asset. These costs are now reflected in the income statement and result in a reduction in net income.

Other factors negatively affecting the 2022 third-quarter results were lower revenue driven by the inability to continue using alternative revenue accounting treatment for the lost fixed cost recovery (LFCR) mechanism; higher depreciation and amortization expense due to increased plant assets and updated depreciation rates; and higher operations and maintenance expense. These negative factors were partially offset by warmer weather than a year ago; customer growth of 2.0 percent; increased retail sales of 1.3 percent; and lower income taxes.

“During the quarter, our employees continued to do what they do best: maintain reliable electric service for our 1.3 million customers despite monsoon storms that created damaging winds, heavy rains and flash flooding,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Our workforce safely and quickly restored service to customers after multiple volatile summer storms toppled a combined 811 poles – 255 more poles than the prior three summers combined.”

Guldner noted the company’s generation fleet also operated well. In particular, Palo Verde Generating Station – the nation’s largest energy producer, all carbon-free – recorded a summer capacity factor of 100.2% – its highest figure since tracking began in 2010.

“Our careful long-term planning, resource adequacy, flexibility and innovative programs proved beneficial to our customers throughout the summer,” he said, adding that the company also was able to assist neighboring utilities during an early-September heatwave that resulted in 15 energy emergency declarations by others across the West. “Those off-system sales directly benefit APS customers by lowering our overall costs while helping maintain regional grid stability.”

APS Commitment to Customer Satisfaction Reflected in Latest J.D. Power Results
Delivering value to Arizona Public Service (APS) customers went beyond just keeping lights on and air-conditioners running through the summer season. J.D. Power’s (JDP) 2022 third-quarter residential results also reflected APS’s commitment to improving customers’ overall experience.

Compared to 2021, APS has made quartile gains in every single driver of residential customer satisfaction. Consequently, overall satisfaction is now well above industry benchmarks when compared to the company’s large investor-owned peers. This improvement places the company firmly into the second quartile for residential customer satisfaction. APS’s strongest performing drivers through the first three quarters of 2022 were Customer Care (phone and digital), Power Quality and Reliability, Corporate Citizenship, and Billing & Payment. Additionally, JDP’s Business 2022 mid-year results place the company in the first quartile nationally for business customers.

“There’s no doubt in my mind that creating customer value is inseparably linked to increasing shareholder value,” Guldner said. “Our team has embraced this customer-centric focus to achieve an industry-leading customer experience, while demonstrating compassion and advocacy for our customers. As a result, our employees’ commitment and focus has led to APS being among the most improved utilities in the nation for both residential and business customer satisfaction.”

A Look to the Future
Looking forward, Guldner said, “We are creating long-term value for customers and shareholders by executing our strategy of operational excellence and sound capital investment to meet the energy needs of one of the fastest growing regions in the country. Additionally, disciplined cost management remains a central theme at the company and – along with our recent rate case filing – is a key to future earnings improvement.”

Filed last week, the company’s general rate case will focus on a return to balanced ratemaking, which will enable the company to make responsible and necessary investments to meet the needs of its customers – today and in the future. These investments include:

•Ensuring service reliability and resilience;

•Securing a clean, balanced energy supply for Arizona; and

•Continuously improving support for all customers, including expanded bill assistance programs for those who need additional support.

Financial Outlook
Given the positive year-to-date impacts of beneficial weather, strong sales and customer growth, the company increased its 2022 consolidated earnings guidance range to $4.20 to $4.35 per diluted share from a previously disclosed range of $3.90 to $4.10 per share. Key factors and assumptions underlying the 2022 outlook – including inflationary pressures – can be found in the third-quarter 2022 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s long-term financial outlook, at noon ET (9 a.m. Arizona time) today, Nov. 3. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 947938. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Thursday, Nov. 10, 2022, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 46637.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $23 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in

Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, vaccine mandates, supply chain, expenses, inflation, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customers and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and feverish temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, war, acts of war, international sanctions, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•general economic conditions, including inflation rates, monetary fluctuations, and supply chain constraints;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;

•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2022, and Sept. 30, 2022, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2022	2021	2022	2021

Operating Revenues	$1,469,871	$1,308,254	$3,315,071	$3,004,978

Operating Expenses
Fuel and purchased power	556,571	427,452	1,174,027	895,514
Operations and maintenance	251,663	232,386	715,392	692,131
Depreciation and amortization	190,389	163,523	563,491	480,093
Taxes other than income taxes	53,475	57,608	165,591	176,586
Other expenses - net	200	(2,088)	1,410	5,361
Total	1,052,298	878,881	2,619,911	2,249,685

Operating Income	417,573	429,373	695,160	755,293

Other Income (Deductions)
Allowance for equity funds used during construction	9,133	11,352	30,966	30,549
Pension and other postretirement non-service credits - net	24,673	28,135	73,739	84,101
Other income	2,219	12,083	5,605	36,719
Other expense	(6,745)	(6,182)	(14,751)	(15,219)
Total	29,280	45,388	95,559	136,150

Interest Expense
Interest charges	72,185	64,067	205,677	188,782
Allowance for borrowed funds used during construction	(8,692)	(5,273)	(19,047)	(15,466)
Total	63,493	58,794	186,630	173,316

Income Before Income Taxes	383,360	415,967	604,089	718,127

Income Taxes	52,728	71,863	83,577	114,073

Net Income	330,632	344,104	520,512	604,054

Less: Net income attributable to noncontrolling interests	4,306	4,306	12,918	12,918

Net Income Attributable To Common Shareholders	$326,326	$339,798	$507,594	$591,136

Weighted-Average Common Shares Outstanding - Basic	113,211	112,923	113,162	112,878

Weighted-Average Common Shares Outstanding - Diluted	113,463	113,217	113,376	113,178

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$2.88	$3.01	$4.49	$5.24
Net income attributable to common shareholders - diluted	$2.88	$3.00	$4.48	$5.22